Exhibit 99.1

RumbleOn Reports Record Second Quarter 2019 Results

Company Achieved Record Revenue of over $270 Million; Record Unit Sales of over 13,900

DALLAS--(BUSINESS WIRE)-- RumbleOn (NASDAQ: RMBL), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade, or finance pre-owned vehicles, today announced financial results for the three months ended June 30, 2019. Operating results can be found by accessing the Company’s shareholder letter posted on its investor relations website at https://investors.rumbleon.com/.

“I am very proud to report, in less than two years, RumbleOn achieved record revenue of $270.2 million dollars in a single quarter and unit sales of 13,928. Our second quarter results were well ahead of our prior expectations and are evidence that consumers and dealers are demanding a better way to buy, sell and trade pre-owned vehicles,” said RumbleOn CEO Marshall Chesrown. “Our success in powersports has given us a playbook that we are deploying across the automotive business rapidly and we are in the early days of establishing ourselves as a leader. We believe there is an immense opportunity for us to continue to gain market share in powersports, while expanding our presence in automotive.”

“We had another quarter of solid revenue growth and will spend the second half of 2019 focused on constant improvements of operations and costs of the business as we gear up for a record setting 2020,” concluded Chesrown.

Conference Call Details

RumbleOn’s management will host a conference call to discuss its financial results on Tuesday, August 13, 2019 at 8:30 a.m. Eastern Time. A live webcast of the call can be accessed from RumbleOn’s Investor Relations website. An archived version will be available on the website after the call. Investors and analysts can participate in the conference call by dialing (877) 273-6127, or (647) 689-5394 for callers outside of North America (conference ID: 1357847). A telephonic replay will be available for seven days, beginning two hours after the call. To listen to the replay please dial (800) 585-8367, or (416) 621-4642 for callers outside North America (conference ID: 1357847).

About RumbleOn

RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of 17 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investor Relations:
The Blueshirt Group
Whitney Kukulka
investors@rumbleon.com

Press Contact:
RumbleOn
Martin McBride
Martin@rumbleon.com

Source: RumbleOn